EXHIBIT 99.1

NEWS RELEASE for December 12, 2007
Contact: Allen & Caron	Tekoil & Gas Corporation
Michael Mason (investors)	Mark Western, Chairman & CEO
Brian Kennedy (media)	281-364-6950
212-691-8087	mwestern@tekoil.com
michaelm@allencaron.com
brian@allencaron.com

TEKOIL & GAS CORPORATION ANNOUNCES NEW BOARD APPOINTMENT AND PROMOTION IN ITS CANADIAN OPERATIONS

THE WOODLANDS, TX (December 12, 2007) … Tekoil & Gas Corporation (TKGN.OTCBB) announced today that it had appointed Michael Vosbein, the company’s Executive Vice President, to the Board of Directors, and that Donna Parsons has been promoted from the position of Vice President of Corporate Relations to the position of President, Canadian Operations.

Mark Western, the company’s President & CEO, stated: “Mike Vosbein has done an outstanding job in both our Galveston Bay production properties and in our exploration interests in western Newfoundland during 2007. The Board feels that his objectivity combined with 37 years of diversified oil and gas exploration and production experience will add tremendous value to our strategic decision-making process, as the company grows.”

Western added, “Donna Parsons has done such an outstanding job since joining the company in June of 2006 and is regarded by the Board as invaluable. Donna has demonstrated over and over her commitment to Tekoil, and her commitment to her role in the Province of Newfoundland & Labrador. She has a tremendous grasp of our mission, the needs of the company and the needs of the Province in what promises to be an exciting and meaningful part of the company’s focus in the years to come.”

About Tekoil & Gas Corporation

Houston-based Tekoil & Gas Corporation is a technology-driven company focused on the development, acquisition, stimulation, rehabilitation and asset improvement of small to medium-sized oil and gas fields. The combination of energy fuel reserves and advanced yield technologies are anticipated to generate value for Tekoil and its stakeholders, as the company targets above average growth in the 21st century energy sector. Additional news and information will be made available on the Tekoil website at www.tekoil.com and through further press releases.

Forward Looking Statements

This news release may contain certain forward-looking statements, including declarations regarding Tekoil and its subsidiaries' expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Tekoil management as at the date hereof, and actual results may vary based upon future events, both within and without the control of Tekoil management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditure requirements, competition, governmental regulations and other factors, some of which are set forth in Part I, Item 2, of Tekoil's registration statement on Form 10-SB.

SOURCE Tekoil & Gas Corporation